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                                                                    Exhibit 4.19

         THIS EMPLOYMENT AGREEMENT is effective as of the 20th day of April, 2001.

BETWEEN:

                             HYDROGENICS CORPORATION

                                 (the "Company")

                                     - and -

              BOYD TAYLOR, OF THE CITY OF AURORA, (the "Executive")

  (collectively the Company and the Executive are referred to as the "Parties")

RECITALS:


A. The Executive has valuable skills and experience which will be of assistance to the Company in managing its business;


B. The Company and the Executive desire to enter into a written Agreement which contains the agreed upon terms and conditions of employment.


THEREFORE, the Parties agree as follows:


1.       DUTIES AND RESPONSIBILITIES


1.1      Position

The Company appoints the Executive to the position of Vice President, Sales and Marketing effective January 1, 2001. The Executive will report to the Chief Executive Officer (the "CEO"). The Executive will undertake those duties, responsibilities and reporting requirements as may be assigned from time to time by the CEO or the Board of Directors, as applicable.


1.2      REASSIGNMENT

The Company may transfer the Executive to any affiliate, subsidiary or related corporate entity ("Member Company" collectively, "Member Companies") with the Executive's consent and the Executive hereby acknowledges that, in the event of such transfer, the Executive shall draw Base Salary and benefits from such Member Company in accordance with the terms of this Agreement, which shall continue to apply,
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                                      -2-

with modifications necessary to conform with comparable industry practices. If the Executive does not consent to such a transfer, the transfer request shall be withdrawn by the Company or the Executive may regard his employment with the Company to have been terminated without cause and the Company will remain liable for and shall satisfy all obligations of the Company hereunder as if the Company had terminated the Executive without notice and without cause.


1.3      TRAVEL

The Executive shall be available for such business-related travel as may be required for the purposes of carrying out the Executive's duties and responsibilities.


1.4      FULL TIME AND ATTENTION

The Executive shall devote full working time and attention and shall exert best efforts, knowledge, skill and energy to the performance of the Executive's duties with the Company. The Executive will not, without obtaining the prior written consent of the Company, assume any other employment or engage in any other business or occupation or become a director, officer, employee, agent or consultant for any other company, firm or individual while in the service of the Company. The Executive is a fiduciary of the Company and shall act at all times in the Company's best interests.


1.5      COMPLIANCE WITH RULES AND POLICIES

The Executive shall follow all Company rules and policies as may exist and as are made known to the Executive from time to time.


2.       TERM OF EMPLOYMENT

The terms of this Agreement will apply to the Executive's employment with the Company effective on April 20, 2001, and will continue until April 20, 2003, unless otherwise terminated in accordance with the provisions of this Agreement provided, however, that the term of this Agreement and the Executive's employment will be automatically renewed for successive two (2) year terms thereafter unless the Company or the Executive has given notice to the other party at least ninety (90) days prior to the expiration of the term that the term of this Agreement and the Executive's employment will not be so renewed. Service time will be based on the Executive's most recent date of hire with the Company.


3.       BASE SALARY

While in the employment of the Company, the Executive will be paid an annual salary in the amount of $135,000, subject to employee contributions to employee benefit plans (the "Base Salary"). The Executive's Base Salary will be payable in accordance with Company practices and procedures as they may
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                                      -3-

exist from time to time and in accordance with comparable industry practices. The Base Salary will be reviewed by the Board on an annual basis and in no case shall the Base Salary be reduced.


4.       BONUS


4.1      BONUS ELIGIBILITY

In addition to Base Salary, the Executive will also be eligible to receive a bonus (the "Bonus"). The Bonus is entirely discretionary on the part of the Board with each Executive Officer to be considered and assessed individually. Under no circumstances is the Bonus to be considered part of the Executive's Base Salary or other regular employment income.


4.2      BONUS PAYMENT

The Bonus, if any, will fall due when the Company normally pays such Bonuses, and will be based upon the Executive's service during the preceding year. The bonus will be paid in arrears during the month of January succeeding the year during which it applies.


5.       BENEFITS

The Executive will be eligible to participate in the Company's Life and Health Insurance Benefit Package normally provided to executives of the Company. Some benefits may include compulsory employee participation and employee contributions at levels determined by the Company. The Company regularly reviews the Benefit Package as well as its insurance carriers, and accordingly, reserves the right to both amend the Benefit Package and change its insurance carriers where deemed appropriate and without further notice to the Executive.


6.       VACATION

The Executive's vacation year will be the calendar year. The Executive's annual vacation entitlement will be 4 weeks. Vacation time not taken in any calendar year will not be permitted to be carried over to another calendar year or any manner accumulated. Such vacation entitlement, if any, lapses at the end of the given calendar year. The Executive is required to arrange vacation time to suit the essential business needs of the Company.
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7.       PERQUISITES AND EXPENSES


7.1      REIMBURSEMENT OF EXPENSES

The Company recognizes that the Executive will incur expenses in connection with performing employment-related duties. The Company agrees to reimburse the Executive for any reasonable out of pocket expenses incurred in the course of employment. Reimbursement will be conditional upon the Executive providing an itemized account and receipts, in accordance with the Company's expense policy, as it may exist from time to time.


8.       STOCK OPTION PLANS


8.1      ELIGIBILITY

The Executive will be eligible to participate in the Company's stock option plan, as approved by the Board and as amended from time to time (the "Stock Option Plan"). The vesting of stock options ("Options"), and the subsequent exercise of such Options shall be governed in all respects by the Stock Option Plan as modified by the terms and conditions set out herein.


8.2      TERMINATION OF SERVICES OR EMPLOYMENT

For the purposes of Section 8 of this Agreement and the Company's Stock Option Plan, the date of termination of services or employment shall be the earliest of:


         (a) the date on which the Executive gives notice of resignation to the Company;


         (b) the date on which the Company gives notice of termination to the Executive (whether or not for Cause);


         (c) the date of termination of employment (whether or not for Cause);


         (d) the date of expiration of the Agreement, provided that the Company has given ninety (90) days' notice in accordance with
                  Article 2; or


         (e) the date of expiration of the Agreement, provided that the Executive has given ninety (90) days' notice in accordance with Article 2.
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                                      -5-

9.       TERMINATION OF EMPLOYMENT


9.1      TERMINATION WITHOUT NOTICE

The Executive's employment with the Company will be terminated, without the Company being obligated to provide the Executive with advance notice of termination or pay in lieu of such notice, whether under contract, statute, common law or otherwise in the following circumstances:


         (a)      Resignation

         In the event the Executive resigns, at any time, for any reason, upon giving a minimum of ninety (90) days' advance written notice to the Company. The Executive will not be entitled to receive any further compensation or benefits whatsoever other than those which have accrued up to the Executive's last day of active service with the Company. The Company may, at its discretion, waive in whole or in part such notice in which case the Company shall pay the Executive an amount equal to the salary that would have been payable to the Executive and maintain the Benefit Package for the period from the date of termination by the Company until the earlier of the date of resignation selected by the Executive and ninety days from the date the Executive gave notice of resignation.

         Notwithstanding the foregoing, the Executive may resign from his employment with the Company immediately and thereupon will be entitled to the payments and rights set out in Sections 9.2(a) and (b) of this Agreement if:

                  (i) the Company conducts itself in a manner that would constitute a constructive dismissal of the Executive as determined in accordance with common law; and

                  (ii) the Executive resigns within one month of the conduct of the Company that constitutes a constructive dismissal of the Executive.


         (b)      Cause

         In the event the Executive's employment is terminated for Cause, the Executive will not be entitled to receive any further compensation or benefits whatsoever other than those which have accrued up to the date of termination of employment.

         For the purposes of this Agreement, the term "Cause" shall mean any grounds at common law for which an employer is entitled to dismiss an employee summarily, and includes, without limitation:

                  (i)      the Executive's breach of a material term of this
                           Agreement;
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                                      -6-

                  (ii) repeated and demonstrated failure on the part of the Executive to perform the material duties of the Executive's position in a competent manner that is not cured by the Executive within ten (10) calendar days of written notification thereof to the = Executive by the Company;

                  (iii) conviction of the Executive for a criminal offence involving fraud or dishonesty, or which otherwise adversely impacts the reputation of the Company;

                  (iv) the Executive's making personal profit out of or in connection with a transaction or business opportunity to which the Company is involved or otherwise associated with, without making disclosure to and seeking the prior written consent of the Board;

                  (v) failure on the part of the Executive to act honestly and in the best interests of the Company;

                  (vi) failure on the part of the Executive to comply with any Company rules or policies of which the Executive has been apprised of a material nature that is not cured within ten (10) calendar days of written notification thereof to the Executive by the Company;

                  (vii) failure on the part of the Executive to obey reasonable instructions provided to the Executive in the course of employment, within ten (10) calendar days of receiving written notice of such disobedience from the CEO; or

                  (viii) any actions or omissions on the part of the Executive constituting gross misconduct or negligence resulting in material harm to the Company.


9.2      TERMINATION BY THE COMPANY WITHOUT CAUSE


         (a)      Separation Package

         Except as set out in Section 9.1, the Board by majority vote at a special meeting called for that purpose may terminate the Executive's employment at any time, without Cause and without prior notice, by providing the Executive with a Separation Package (the "Separation Package") equivalent to a lump sum payment of twenty four (24) months' Base Salary plus a pro rata portion of any Bonus (prorated with reference to the number of months the Executive has worked in the
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                                      -7-

         year in which the termination of employment occurs (the "Months Worked") to an amount equal to the Bonus payable to the Executive for the fiscal year preceding the year in which the termination occurs, multiplied by a fraction, the numerator of which is Months Worked and the denominator of which is twelve (12)) and, in fulfillment of the Executive's entitlement to compensation in respect of bonus for the twenty four (24) month notice period, an amount equivalent to two times the Bonus payable to the Executive for the fiscal year preceding the year in which termination occurs and in any event not less than the amount to which the Executive would have been entitled in respect of bonus had he remained actively employed with the Company during the notice period. At the discretion of the Board, the Company may provide the Separation Package in twenty four (24) equal monthly payments to the Executive.


         (b)      Continuation of Certain Benefits

         As part of the Separation Package, the Executive will also be provided with a continuation of all employment related benefits for the duration of the twenty four (24) months from date the Executive ceases to provide active services to the Company (unless terminated earlier due to re-employment). However, subject to applicable legislation, both Short and Long Term Disability Benefit coverage will be discontinued immediately upon termination. Any benefit, including short and long term disability coverage, which is not continued for the duration of the 24 month period from the date the Executive ceases to provide active services to the Company shall be subject to a compensatory payment by the Company to the Executive in an amount equivalent to the cost incurred by the Executive in securing replacement coverage and in any event not less than the cost incurred by the Company in providing the benefit to the Executive. To the extent provided, continued coverage pursuant to the aforementioned benefit plans will be conditional on the Executive satisfying the terms and conditions required by the individual insurance policies.
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                                      -8-

         (c)      Death

         In the event of the Executive's death, the Company will provide the Executive's estate with the Separation Package described in this
         Section 9.2 provided, however, that all benefits described in Section 9.2(b) will terminate on the date of the Executive's death.


         (d)      Incapacity

         In the event the Executive is unable to perform substantially all of the Executive's employment related duties for a period of more than six
         (6) consecutive months during any twelve (12) month period, and if the incapacity of the Executive that has prevented him from performing substantially all of his employment related duties is likely to continue, the Executive's employment may be terminated by the Company, in which event the Company will provide him with the Separation Package described in this Section 9.2 in the form of a lump sum payment, provided, however, that the Company will provide the Executive with benefits under its long term disability policy throughout the period of incapacity following termination of employment (the "Period of Incapacity"), and provided further that during the Period of Incapacity, the Executive must meet any conditions contained in the applicable insurance policy.


         (e)      Non-Renewal.

         In the event of non-renewal of this Agreement by the Company, upon the expiration of this Agreement, the Company will provide the Executive with the Separation Package described in this Section 9.2.


9.3      SEPARATION PACKAGE DEEMED REASONABLE AND SUFFICIENT


         (a) The Executive acknowledges that the Separation Package provided pursuant to this Agreement supersedes and replaces any and all rights to reasonable notice of termination that the Executive might otherwise be entitled to at common law, and the Executive expressly waives any rights to such notice. The Executive agrees that the Separation Package is deemed conclusively to be reasonable notice of termination and specifically includes all amounts owing for termination and/or severance pay under any contract, statute, common law or otherwise.


         (b) Except as set out above, the Executive will not be entitled to any other salary or benefits of employment following termination of employment.
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                                      -9-

9.4      COMPANY PROPERTY


All items of any kind or nature created or used by the Executive in the course of employment, or otherwise furnished by the Company, and all equipment, credit cards, computers, cellular phones, data, books, records, reports, files (including electronic files), notes, manuals, literature, software, Confidential Information (as hereinafter defined) or any other materials belonging to the Company or its customers, suppliers, distributors, employees, consultants or Member Companies and in the Executive's possession or control, shall be surrendered to the Company, in good condition, promptly upon the Executive's termination of employment, irrespective of the time, manner or cause of termination.


10.      CHANGE OF CONTROL


10.1     DEFINITIONS


         (a) For the purposes of this Agreement, "Change of Control" means the occurrence at any date hereafter of any of the following events:


                  (i) any change in the holding, direct or indirect, of shares in the capital of the Corporation as a result of which a person or group of persons acting jointly or in concert, or person associated or affiliated with any such person or group within the meaning of the Securities Act (Ontario), becomes the beneficial owner, directly or indirectly, of shares and/or other securities in excess of the number which, directly or following conversion thereof, would entitle the holders thereof to cast more than thirty-five percent (35%) of the votes attaching to all shares of the Corporation which may be cast to elect directors of the Corporation;


                  (ii) Incumbent Directors no longer constituting a majority of the Board of Directors;


                  (iii) a sale or other disposition of all or substantially all of the property or assets of the Corporation, other than to an affiliate within the meaning of the Securities Act (Ontario), if such affiliate offers to employ the Executive on identical terms and conditions of employment which pertain to the Executive as of the date of the sale or other disposition; or
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                  (iv)     any determination by the majority of Incumbent
                  Directors of the Corporation that a change in control has occurred or is about to occur and any such determination shall be binding and conclusive for all purposes of this Agreement.


         (b) "Incumbent Directors" shall mean those persons who are directors of the Company on the date of this Agreement and shall include any person who becomes a director of the Company thereafter and whose election, or nomination for election, by the Company's shareholders was approved by a majority of in the Incumbent Directors then on the Board of Directors. This approval may be by either a specific vote or by approval of the proxy statement of the Company in which such person is a nominee for director, without objection to such nomination.


10.2     TERMINATION IN THE EVENT OF A CHANGE OF CONTROL


In the event that the Executive's duties and responsibilities are materially changed within twelve (12) months of the occurrence of a Change of Control, the Executive may elect to terminate his employment and will receive the Separation Package described in Section 9.2.


10.3     ACCELERATED VESTING


If the Executive's employment terminates in the manner described in Section 10.2 or if his employment is terminated without Cause within twelve (12) months of the occurrence of a Change of Control, notwithstanding anything contained in the Company's Stock Option Plan, all of the Executive's unvested Options will immediately vest and become exercisable for ninety (90) days following the date of termination.


11.      CONFIDENTIAL INFORMATION


11.1     ACKNOWLEDGEMENT


The Executive's employment with the Company will provide the Executive with access to certain information relating to the Company, its customers, suppliers, distributors, employees, consultants and Member Companies of an extremely confidential nature (the "Confidential Information"). For the purposes of this Agreement, Confidential Information shall include without limitation:
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                                      -11-


         (a) Corporate information, including agreements, contracts, plans, strategies, tactics, policies, resolutions, trade name applications, contractual licensing arrangements and information pertaining to any ongoing litigation or negotiations;

         (b) Financial information, including cost and performance data, financial statements, debt arrangements, equity structure, interests, investments, real estate and holdings;

         (c) Operational and technical information, including, trade secrets, products, product specifications, know-how, formulae, compositions, data, work methods, practices, improvements, devices, inventions, discoveries, concepts, ideas, designs, sketches, photographs, graphs, drawings, samples, research and development, services, computer software, database technologies, systems, structures, architectural designs and all Intellectual Property as hereinafter defined;

         (d) Marketing information, including current and planned manufacturing and distribution methods, customer lists and preferences, current and anticipated customer requirements, price lists, market studies, sales analysis, investment plans, product plans and information concerning suppliers and distributors;

         (e) Employee information, including the names and backgrounds of key personnel, employee lists, resumes, personal data, organizational structure, information regarding labour relations, recruiting, remuneration and bonus structure, performance evaluations, personnel training techniques and materials; and

         (f) Miscellaneous information, including any and all other information concerning the business and affairs of the Company or its Member Companies, and their customers, suppliers, distributors and personnel, regardless of whether such information is considered confidential under any applicable legislation or at common law.


11.2     COVENANT NOT TO DISCLOSE


The Executive agrees not to disclose any Confidential Information without the prior written consent of the Company or to make use of such information for the Executive's personal benefit, or for the benefit of any other person, firm, corporation or entity, except to the extent authorized in writing by the Company.


11.3     EXCEPTIONS
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For the purposes of this Agreement, it is recognized that the Executive will not be obligated to keep in confidence, and shall not incur any liability regarding the disclosure or use of any Confidential Information which:

         (a) is already in the public domain or comes into the public domain without any breach of this Agreement;

         (b) is disclosed to the Executive by a third party having legitimate possession of such information and having no legal obligation to maintain the confidentiality of such information; or

         (c) is required to be disclosed pursuant to applicable laws, regulations, and policies or by any court or administrative tribunal with jurisdiction over the Parties, provided that the Executive promptly informs the Company of such a requirement and assists the Company in obtaining an appropriate order protecting its interests.


12.      INTELLECTUAL PROPERTY RIGHTS


12.1     INTELLECTUAL PROPERTY


The Executive agrees that all of the Executive's worldwide rights, title and interest in any and all advances, computer programs, concepts, compositions, data, database technologies, designs, discoveries, domain names, drawings, formulae, ideas, improvements, integrated circuit typographies, inventions, know-how, mask works, sketches, software, practices, processes, research materials, trade-secrets, work methods, patents, trade-marks, copyright works and any other intellectual property (whether registrable or not) produced, made, composed, written, performed, or designed by the Executive, either alone or jointly with others, during and within the scope of the Executive's employment with the Company (the "Intellectual Property") shall vest in and be the exclusive property of the Company.


12.2     DISCLOSURE


The Executive agrees that both during the term of this Agreement and following termination of employment with the Company, the Executive will fully and promptly disclose to the Company, complete details of any Intellectual Property, with the intention that the Company shall have full knowledge and ownership of the working and practical applications of such right.
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                                      -13-


12.3     FULL CO-OPERATION


At the expense of the Company, the Executive shall co-operate in executing all necessary deeds and documents and shall co-operate, at the expense of the Company, in all other such acts and things as the Company may reasonably require in order to vest such Intellectual Property rights in the name of the Company.


12.4     WAIVER OF PROPERTY RIGHTS


The Executive hereby waives any and all author's, moral, and proprietary rights that the Executive may now or in the future have in any Intellectual Property developed in the course of the Executive's employment with the Company.


13.      PROTECTION OF COMPANY INTERESTS


13.1     ACKNOWLEDGEMENT


In the course of employment with the Company, the Executive may maintain close working relationships with the customers, clients, suppliers, distributors, consultants, agents and employees of both the Company and its Member Companies. Due to the sensitive nature of the Executive's position and the special access that the Executive will have to both the Company's Confidential Information and Intellectual Property, the Executive acknowledges that the Company may suffer irreparable harm should the Executive breach his obligations under Section 11, 12 or Section 13.2 of this Agreement.


13.2     NON-COMPETITION/NON-SOLICITATION


The Executive will not, either while employed with the Company or for a period of two (2) years subsequent to the Executive's termination of employment for any reason, without the Company's express written consent, either as an individual, or in conjunction with any other person, firm, corporation, or other entity, whether acting as a principal, agent, employee, consultant, or in any capacity whatsoever:


         (a) engage in or in any way be concerned with any business or enterprise engaged in the development, manufacture and sale of fuel cells, or the development, manufacture and sale of fuel cell systems, including but not limited to, control and test equipment for fuel cells worldwide;

         (b) solicit any firm, person or company who is a customer, client, supplier or distributor of the Company or its Member Companies, in respect of products or services which are (i) similar to or competitive with those of the Company or its Member Companies and (ii) concerned with any business specific to sub para (a) above;


         (c) take advantage of, derive a benefit or otherwise profit from any business opportunities that the Executive became aware by virtue of his employment with the Company even if the Company does not take advantage of or exploit such opportunities except to the extent permitted by the Company in writing;


         (d) take any unlawful action as a result of which relations between the Company or its Member Companies and their consultants, customers, clients, suppliers, distributors, employees or others may be impaired or which might otherwise be detrimental to the business interests or reputation of the Company or its Member Companies;


         (e) solicit, attempt to solicit, or communicate in any way with any employees or consultants of the Company or its Member Companies for the purpose of having such employees or consultants leave the employ of the Company or its Member Companies.


Notwithstanding the foregoing, the Executive may have an interest in a competing business: (i) through portfolio investments in publicly listed shares or debt of a competing business; provided the legal and beneficial interest of the Executive is less than 9.9% of the shares or debt, respectively, of such business; and (ii) through portfolio investments through investment partnerships, syndicates and like pooling funds; provided the interest of the Executive is less than 9.9% of such business' equity value or debt, as the case may be.


13.3     VITAL CONSIDERATION


The Executive agrees that the covenants and restrictions contained in the preceding paragraph are reasonable and valid in terms of time, scope of activities and geographical limitations and understands and agrees that they are vital consideration for the purposes of the Company entering into this Agreement.


14.      SEVERABILITY


In the event that any covenant, provision or restriction contained in this Agreement is found to be void or unenforceable (in whole or in part) by a court of competent jurisdiction, it shall not affect or impair the validity of any other covenant, provisions or restrictions contained herein, nor shall it affect the validity or enforceability of such provisions in any other jurisdiction or in regard to other circumstances. Any covenants, provisions or restrictions found to be void or unenforceable are declared to be separate and distinct, and the remaining covenants, provisions and restrictions shall remain in full force and effect.


15.      ENTIRE AGREEMENT


This Agreement constitutes the entire agreement between the Parties and supercedes and replaces any and all other representations, understandings, negotiations and previous agreements, written or oral, express or implied. The Parties do not rely upon or regard as material any representations or other agreements not specifically incorporated into and made part of this Agreement.


16.      CHANGES TO AGREEMENT


Any modifications or amendments to this Agreement must be in writing and signed by both Parties or else they shall have no force and effect. The Parties specifically acknowledge that continued employment of the Executive shall be sufficient and ample consideration supporting any future modifications or amendments to this Agreement.


17.      ENFORCEMENT


17.1     REASONABLE AND VALID


All covenants, provisions and restrictions contained in this Agreement, and without limitation, the covenants, provisions and restrictions contained in Articles 11, 12 and 13 are reasonable and valid, and the Executive hereby waives all defences to the strict enforcement of such covenants, provisions and restrictions by the Company.


17.2     SURVIVAL


Articles 11, 12 and 13 shall survive the termination of this Agreement, and the Company's obligation to provide any Separation Package or related continuation of benefits subsequent to the Executive's termination of employment is conditional upon the Executive's ongoing compliance with these obligations.

17.3     RESOLUTION OF DISPUTES


Any disputes between the Executive and the Company concerning the terms of this Agreement except for Articles 11, 12 and 13 or the termination of Executive's employment with the Company will be referred to final and binding arbitration in accordance with the provisions of the Arbitration Act, 1991 (Ontario).


Where a dispute first arises, for a period of thirty (30) calendar days, the Parties shall engage in good faith efforts to resolve the subject matter of the dispute through negotiations. Subsequent to the expiration of this period, should the subject matter of the dispute remain unresolved, either party may give written notice to the other of its desire to submit such dispute to arbitration stating with reasonable particularity the subject matter of such dispute. The Parties shall agree upon a single arbitrator within seven (7) days after receipt of such notice. Should the Executive and the Company not agree on the arbitrator within thirty (30) days after written notice to arbitrate has been provided to the other party, either party may apply (with notice) to a judge at the Superior Court of Justice to appoint an arbitrator.


The arbitrator's decision shall be final and binding on the Executive and the Company.


17.4     COURT RELIEF


Despite Article 17.3, the Executive acknowledges and agrees that in the event that the Executive violates the covenants, provisions and restrictions contained in Articles 11, 12 and 13, the Company shall be authorized and entitled to obtain from any court of competent jurisdiction interim and permanent injunctive relief and an accounting of all profits and benefits arising out of such violation, which rights and remedies shall be cumulative and in addition to any other rights, damages or remedies to which the Company might otherwise be entitled.


17.5     COSTS


In the event of any litigation arising in respect of this Agreement, each party shall afford its own costs, including legal fees.


18.      ENUREMENT


This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and assigns, including without limitation, the Executive's heirs, executors, administrators and personal representatives.
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                                      -17-

19.      ASSIGNMENT


The Executive acknowledges that the services to be rendered pursuant to this Agreement are unique and personal. Accordingly, the Executive may not assign any of the Executive's rights or delegate any of the Executive's duties or responsibilities under this Agreement. The Company may, with the consent of the Executive, assign its rights, duties and obligations under this Agreement to a Member Company or to a purchaser or transferee of a majority of the Company's outstanding capital stock or to a purchaser of all, or substantially all of the assets of the Company. The Company shall ensure that the Member Company, purchaser, transferee or other successor agrees to be bound by the terms and conditions of the Agreement. If the Executive does not consent to the Company's assignment of its rights, duties and obligations under this Agreement or if a Member Company, purchaser or transferee of a majority of the Company's outstanding capital stock, purchaser of all, or substantially all of the assets of the Company, or any other successor does not agree to be bound by this Agreement, the Executive shall have no obligation to accept or submit to the assignment of this Agreement to any Member Company, purchaser, transferee or other successor and the Company will remain liable for and shall satisfy all obligations of the Company hereunder as if the Company had terminated the Executive without notice and without cause on the date upon which the Member Company, purchaser, transferee or other successor succeeds to or is assigned the Company's rights, duties and obligations under this Agreement. The foregoing shall not in any way preclude the Executive's entitlement to exercise his rights under Section 1.2 of this Agreement.


20.      LEGAL ADVICE


The Executive acknowledges that the Executive has read and understands the terms and conditions contained in this Agreement, and that the Company has provided a reasonable opportunity for the Executive to seek independent legal advice prior to executing this Agreement.


21.      GOVERNING LAW


This Agreement shall be construed in accordance with the laws of the province of Ontario.

22.      NOTICES


22.1     NOTICE TO EXECUTIVE


Any notice required or permitted to be given to the Executive shall be deemed to have been received if delivered personally to the Executive or if mailed by registered mail to the Executive's home address last known to the Company.


22.2     NOTICE TO COMPANY


Any notice required or permitted to be given to the Company shall be deemed to have been received if delivered personally, mailed by registered mail to the business address of the Company, or sent by facsimile to (905) 361-3626, in each case addressed to the attention of the Vice President, Corporate Affairs of the Company.


23.      CURRENCY


All dollar amounts set forth or referred to in this Agreement refer to Canadian currency.


25.      WITHHOLDING


All payments made by the Company to the Executive or for the benefit of the Executive shall be less applicable withholdings and deductions.


IN WITNESS OF WHICH the Parties have duly executed this Agreement:



                                          HYDROGENICS CORPORATION

                                            By: /s/ Jonathan Lundy
                                               --------------------------------
                                                 Name:  Jonathan Lundy
                                                 Title: Vice President
                                                        Corporate Affairs and
                                                        Corporate Secretary

SIGNED, SEALED & DELIVERED
In the presence of:



       /s/ Rob Shulte-Albert                         /s/ Boyd Taylor
----------------------------------          ------------------------------------
              Witness                                   BOYD TAYLOR